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                                                                    Exhibit 3.50

                             CENTENNIAL FOODS, INC.
                              109 South Washington
                                Dillon, MT 59725


                        NON-INTEREST BEARING CONVERTIBLE
                                 PROMISSORY NOTE


                                                              Principal Amount 5
                                                              December 31, 1994


Subject to the provisions of paragraphs 1 and 2 below, Centennial Foods, Inc. ("Borrower"or "Company") promises to pay ^ F1 ^ ("Lender(s)") the principal amount of this note, without interest, on December 31, 1997 ("Maturity") in lawful U.S. currency.


         1 . Right to Convert. At anytime prior to Maturity (or earlier if a Call is made under paragraph 2 below), Lender(s) may elect to convert the entire principal amount into the Company's common stock at a conversion price of $0.16 2/3 per share (six shares multiplied by the principal amount). No partial conversions will be permitted and no fractional shares or script representing fractional shares will be issued. Lender(s) may exercise this conversion by executing the statement at the bottom of this note and remitting it to the Company at its head office by Certified or Registered U.S. Mail. Upon conversion, Borrower's obligations hereunder shall cease and this note shall be canceled.


         2. Right to prepay ("Call). At anytime prior to thirty (30) days preceding its Maturity, Borrower may elect to Call this note for redemption at a price equal to 120 percent of the principal amount. Borrower may exercise this Call right by notifying each Lender(s) of its intention to prepay by Certified or Registered U.S. Mail directed to. Lender(s)' last known address, at least thirty (30) days prior to the intended pre-payment -date. If Lender(s) fail to elect to convert as provided in paragraph 1 above prior to the date set for prepayment, Lender(s)' right to convert shall thereupon cease and Borrower's payment of the Call price shall extinguish all obligations under this note. No

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partial  Calls shall be permitted  and the right to receive  prepayment  must be extended to all Lender(s) coincidentally.

         The rights of the Lender(s) are not transferable without the written approval of the Company.

         This note is one of a series of identical notes (except for the principal amounts) in an amount aggregating not more than $300,000 authorized by the shareholders at a meeting held Friday, December 6,1991 at 700 Ironwood Drive, Suite 300, Coeur d'Alene, ID 83814 and the rights of the Lender(s) are not transferable without the written approval of the Company.

         3. Lender's Remedies on Default. Time is of the essence, and at the option of the Lender of this Note, the entire principal balance, together with accrued interest, shall at once become due and payable upon the occurrence. at any time, of the following events:
         3.1      The liquidation, termination, or dissolution of the Borrower;
         3.2 The bankruptcy or insolvency of, the assignment for the benefit of creditors by, or the institution of a proceeding under the Bankruptcy Act by the Borrower, or the filing of an involuntary petition in bankruptcy against the Borrower which is not dismissed within sixty (60) days;

         3.3 The levy or a writ of attachment or execution against any property owned by Borrower, which levy is not removed within fifteen (15) days.

         3.4 The appointment of any receiver with respect to any property owned by the Borrower, which receiver is not removed within fifteen (15) days.

         4. Miscellaneous and Procedural.

         4.1 Application of Payments. All payments under this Note shall be applied first to interest due to the date of payment, and the balance to principal;

         4.2 Compound Interest. Should interest not be paid when due under this Note, it shall bear like interest at the principal;

         4.3 Delay and Waiver. No delay or omission in the exercise of any right or remedy of the Lender of this Note on any default by the Borrower shall impair such a right or remedy, or be construed as a waiver. The receipt and acceptance

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by the Lender of delinquent  installations  of principal or interest,  shall not constitute a waiver of any other default; it shall constitute only a waiver of timely payment for the particular installment payment involved;

         4.4 Attorney's Fees. Should legal action be required to enforce the provisions of this Note, the Lender shall be entitled to all court costs and reasonable attorney's fees incurred in connection therewith;

         4.5 Venue. Any action brought to enforce or interpret this Note shall be brought in Kootenai County, State of Idaho;

         4.6 Governing Law. This Note shall be construed in accordance with the laws of the State of Idaho.



CENTENNIAL FOODS, INC.                                DATE:


President

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Centennial Foods, Inc.
109 S. Washington
Dillon, MT 59725

The undersigned holder of $1,630 face value of Non-interest Bearing Convertible Promissory Notes issued by Centennial Foods, Inc., as of December 31, 1991, hereby elects as follows (check one only):



                           To  convert  said  note  into  9,779  shares  of  the
                      ---- Company's common stock (six shares multiplied by face value).


                           To accept Refunding  Non-Interest Bearing Convertible
                      ---- Promissory  Note  maturing  December 31, 1997, in the face amount of $1,630 convertible into 9,779 shares (six shares multiplied by face value) of the Company's common stock.


                           To accept payment for the face value of said note.
                      ----




                                      Date





Please enclose your note with this election.